[Exhibit (a)(1)]

Handspring, Inc.

OFFER TO EXCHANGE OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON
MAY 17, 2002 AT 9:00 P.M., PACIFIC TIME,
UNLESS THE OFFER IS EXTENDED

     Handspring, Inc. is offering to all of its domestic and international employees the right to exchange all unexercised options to purchase shares of our common stock for new stock options with a new exercise price to be granted under the Handspring, Inc. 2000 Equity Incentive Plan. Members of the Board of Directors holding Handspring stock options are not eligible to participate in this Option Exchange Program.

     We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Election to Participate. Some key features of the Option Exchange Program include:

•	The number of option shares granted to you under the Option Exchange Program will be the same number you elect to cancel, subject to adjustments for any stock splits, stock dividends and similar events that may occur during the exchange period.

•	You may elect to cancel and exchange only an entire outstanding option.

•	The replacement options will be incentive stock options to the extent possible under applicable tax laws.

•	If you choose to participate in the Option Exchange Program, you must exchange any outstanding options granted to you on or October 17, 2001, regardless of their exercise price.

•	The outstanding options that employees elect to exchange will be cancelled on May 17, 2002. The replacement options will be granted no sooner than November 18, 2002, which is six months and one day after the date the options will be cancelled.

•	The replacement options will expire on the same expiration date as was applicable for the cancelled options.

•	For all outstanding options where the initial cliff period has been met (e.g. new hire options granted on or before May 17, 2001) and for all outstanding options without an initial cliff period (e.g. standard follow-on grants), the vesting of the replacement options will be as follows:

•	On the replacement grant date, the replacement option will be vested to the same degree that the cancelled option was vested on the option cancellation date. All vested shares on the replacement grant date will be immediately exercisable.

•	The unvested portion of the replacement option will vest in accordance with the vesting schedule of the cancelled option except there will be a six month cliff commencing on the replacement grant date. Following this six month cliff, the replacement option will become six months vested and then continue to vest on a monthly basis.

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•	For all outstanding options where the initial cliff period has not been met (e.g. new hire options granted after May 17, 2001), the vesting of the replacement options will be as follows:

•	The replacement option will have the same initial cliff period (such as the 12 month new hire cliff) as was applicable to the cancelled option.

•	On the replacement grant date, the amount of time accrued against the initial cliff period for the replacement option will be the same as the amount of time accrued against that initial cliff period for the cancelled option on the cancellation date.

•	If the initial cliff period is completed within six months after the replacement grant date:

•	The replacement option will first vest on the date the initial cliff period is completed. The number of shares vested will be equal to the same number of shares that would have vested under the cancelled option on that date. Such vested shares will be immediately exercisable.

•	Thereafter, the replacement option will continue to vest in accordance with the vesting schedule of the cancelled option except there will be a second cliff period commencing on the date the initial cliff period was completed and ending on the date that is six months after the replacement grant date. Following this second cliff period, the replacement option will have vested the same number of shares as would have vested under the cancelled option and then continue to vest on a monthly basis.

•	If the initial cliff period is completed six months or more after the replacement grant date, the replacement option will first vest on the date the initial cliff period is completed to the extent provided for in the cancelled option upon the completion of that cliff period and then continue to vest on a monthly basis.

     The terms of the Option Exchange Program are summarized in question and answer format in the accompanying Summary Term Sheet, are described in greater detail in the accompanying Offer to Exchange document. We urge you to read these documents carefully and in their entirety. This offer to exchange is subject to the terms and conditions described in these documents.

     In order to receive replacement option(s), you must still be employed by Handspring on the replacement grant date. If you are an at-will employee, your election to participate in the Option Exchange Program does not in any way change your status. In addition, we cannot guarantee that you will receive replacement options in the Option Exchange Program if a change of control of Handspring occurs between the cancellation of your options and the replacement grant date.

     If you choose not to exchange your options, then your options will remain outstanding and they will retain their current exercise price, vesting schedule and expiration term.

     We are implementing the Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the Option Exchange Program will provide renewed incentives to our employees and that, for many employees, the exchange will create a better

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opportunity to obtain value from their options. We also believe that it will provide a more tangible incentive to employees to work to increase Handspring’s share value overall. In consideration of this offer, employees will need to accept certain restrictions applicable to the replacement options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options for new options.

     Although our Board of Directors has approved the Option Exchange Program, neither we nor our Board of Directors make any recommendation as to whether you should exchange or refrain from exchanging your options. You must make your own decision whether to exchange your options.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol “HAND”. On April 17, 2002, the last sale price of our common stock as reported on the Nasdaq National Market was $3.19 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

     You should direct questions about the Option Exchange Program or requests for assistance or for additional copies of this Offer to Exchange or the Election to Participate to Handspring Stock Administration by telephone at (650) 230-5398.

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IMPORTANT

     If you wish to exchange your options, you must complete and sign the accompanying Election to Participate in accordance with its instructions, and deliver it and any other required documents to Handspring Stock Administration. If possible, please hand deliver all required documents to Handspring Stock Administration. Otherwise, you may send documents by fax to (650) 230-5477 or by mail to Handspring, Inc., Stock Administration, 189 Bernardo Avenue, Mountain View, California 94043. Please allow sufficient time to ensure that we receive these documents by the deadline of 9:00 p.m. Pacific Time on May 17, 2002. If you send your documents by fax, please be sure to retain a confirmation of delivery. You do not need to return your existing stock option agreements and related forms to participate in the Option Exchange Program.

     We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the Option Exchange Program. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Option Exchange Program other than the information and representations contained in this document or in the accompanying Election to Participate. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

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Handspring, Inc.

OFFER TO EXCHANGE

Summary of Terms

April 18, 2002

SUMMARY TERM SHEET

     This section answers some of the questions that you may have about the Option Exchange Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the accompanying Election to Participate because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the Election to Participate.

GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

1.	What is the Option Exchange Program?

     We are offering to our employees the right to exchange unexercised options to purchase shares of our common stock for new stock options with a new exercise price to be granted on the date of the first meeting of our compensation committee held more than six months and one day after the date we cancel the options accepted for exchange. We currently anticipate that the replacement options will be granted on or immediately after November 18, 2002.

2.	Why is Handspring implementing the Option Exchange Program?

     We are implementing the Option Exchange Program because a considerable number of our employees have vested and/or unvested stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer provide the same employee incentives at when they were granted. We are offering this program to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options in exchange for new options to purchase the same number of shares as the cancelled options at a new price.

     Since stock options are a key long-term incentive in our total compensation strategy, the Option Exchange Program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value. We hope the Option Exchange Program will create better performance incentives for our employees and increase the value of our common stock for stockholders. While we hope that this program will improve the current “underwater” options issue, this cannot be guaranteed in light of the risks of a volatile and unpredictable stock market.

3.	Who is eligible to participate?

     All current employees of Handspring are eligible to participate in the Option Exchange Program. Members of our Board of Directors and any non-employees are not eligible to participate in the Option Exchange Program.

4.	Are employees located outside of the United States eligible to participate?

     Employees located outside of the United States are eligible to participate in the Option Exchange Program. Employees outside of the United States are subject to specific laws and regulation in their countries applicable to programs of this kind and should carefully review the “Tax Considerations for International Employees” described in Section 13. We advise all Handspring

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option holders considering participating in the Stock Option Exchange Program to consult with their own tax and financial advisors.

5.	What securities are we offering to exchange?

     We are offering the right to exchange all unexercised options to purchase shares of Handspring, common stock granted by Handspring prior to the date of the Offer to Exchange. This includes options granted under the 1998 Equity Incentive Plan, the 1999 Executive Equity Incentive Plan, and the 2000 Equity Incentive Plan. However, if you choose to participate in the Option Exchange Program, you must exchange any options granted to you on or after October 17, 2001, regardless of their exercise price. All replacement options will be granted under the 2000 Equity Incentive Plan.

6.	Is this a repricing?

     No, this is not a stock option repricing.

7. Why can’t I just be granted additional new options?

     Because of the number of options currently outstanding, a grant of additional options to all Handspring employees holding out-of-the-money options could significantly dilute to our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

8.	In brief, what will be the sequence of events should I decide to participate in the Option Exchange Plan?

Exchange Election Period	You may elect (or withdraw your election) to participate in the Option Exchange Program during this time	April 18, 2002 - May 17, 2002

All elections are final and irrevocable at 9:00 p.m. Pacific Time on May 17, 2002

Cancellation Date	All options you elect to include in the Option Exchange Program are cancelled	May 17, 2002

Replacement Grant Date	This is the date new options are granted to replace the options you elected to have cancelled	On or after November 18, 2002 (a minimum of 6 months and 1 day after the cancellation date)

9.	What do I need to do to participate in the Option Exchange Program?

     To participate in the Option Exchange Program, you must make a voluntary election that will become irrevocable at 9:00 p.m. Pacific Time on May 17, 2002, to cancel your outstanding stock options in exchange for new stock options to be granted on the replacement

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grant date. If you wish to participate, you must exchange any outstanding options granted to you on or after October 17, 2001, regardless of their exercise price. To make this voluntary election, you must complete the Election to Participate that is attached at the end of this Offer to Exchange, sign it, and ensure that Handspring Stock Administration receives it no later than 9:00 p.m. Pacific Time on May 17, 2002. If possible, please hand deliver your form to Handspring Stock Administration. Otherwise, you can return your form by fax to (650) 230-5477 or by mail to Handspring, Inc., Stock Administration, 189 Bernardo Avenue, Mountain View, California 94043. Handspring Stock Administration will send you a confirmation by e-mail within three business days of receipt of your Election to Participate. However, if you submit your Election to Participate shortly before the specified deadline, you may not receive your confirmation before the deadline.

10.	What is the deadline to elect to participate in the Option Exchange Program?

     The deadline to elect to participate in the Option Exchange Program is 9:00 p.m. Pacific Time on May 17, 2002, unless we extend it. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the Option Exchange Program, we will make an announcement of the extension no later than 9:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must deliver these documents before the extended expiration date.

     We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the Option Exchange Program.

11.	What will happen if I do not turn in my form by the deadline?

     If your election is not received by Handspring Stock Administration by the deadline, you will retain your existing options and will not participate in the Option Exchange Program. Your existing stock options will remain unchanged with their original exercise price and original terms. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline.

12.	How do I withdraw from the Option Exchange Program after I have submitted an Election to Participate?

     You may withdraw your election to participate in the Option Exchange Program at any time before 9:00 p.m. Pacific Time on May 17, 2002. If we extend the Option Exchange Program beyond that time, you may withdraw your options elected for exchange at any time until the expiration of the extended deadline.

     To withdraw an election to exchange options, you must deliver to Handspring Stock Administration a completed Notice of Withdrawal in the form accompanying this Offer to Exchange with the required information prior to 9:00 p.m. Pacific Time on May 17, 2002. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before

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the deadline. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 9.

13.	When will the options that I elect to exchange be removed from the Salomon Smith Barney Benefit ACCESS® or E*TRADE OptionsLink databases?

     After you submit your Election to Participate, the options that you have elected to exchange will continue to appear in the Salomon Smith Barney Benefit ACCESS® or E*TRADE OptionsLink databases until the effective date of the cancellation. If you attempt to exercise any of these options during that period without first withdrawing your election, Handspring Stock Administration will block the transaction and you will be responsible for any resulting costs and liabilities.

14.	When am I eligible to receive future grants of options?

     Because of unfavorable accounting consequences, participants in the Option Exchange Program are not eligible to receive any additional stock option grants until after the replacement grant date.

     Employees will be eligible for grants under Handspring’s Performance Follow-on Stock Option Program based on the schedule below. Although all employees will be eligible for a follow-on grant in accordance with this schedule, grants will be made based on performance and contribution to Handspring, and not all eligible employees necessarily will receive a follow-on grant each year.

If you exchange ANY shares and were hired:	You are eligible for a follow-on grant beginning:
- On or before March 1, 2001	- May 2003
- After March 1, 2001 through April 30, 2001	- November 2002
- May 1, 2001 or later	- In the next regularly scheduled refresh cycle
following 12 months of employment

If you don’t exchange ANY shares and were hired:	You are eligible for a follow-on grant beginning:
- On or before March 1, 2001	- May 2002
- After March 1, 2001 through April 30, 2001	- November 2002
- May 1, 2001 or later	- In the next regularly scheduled refresh cycle
following 12 months of employment

     Because all employees are eligible to participate in the Option Exchange Program, grants made during the follow-on program will not be adjusted for employees holding underwater options.

15.	Are there any tax consequences to my participation in the Option Exchange Program?

     If you participate in the Option Exchange Program, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new options are granted. With regard to the new options, the tax aspects of such options will be the same as any other grant of options. Those consequences are described in Section 13 of the Offer to Exchange. If you do not participate in the Option Exchange Program, we do not believe that any of the terms of your eligible incentive stock options will change. However, it is possible that the Internal Revenue Service could decide that your right to exchange your incentive stock options under the Offer to Exchange is a “modification” of your incentive stock options, even though you will not have exchanged the

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options. A successful assertion by the IRS that an option is modified could extend the option’s holding period to qualify for favorable tax treatment and cause a portion of an incentive stock option to be treated as a nonqualified stock option.

     Special considerations apply to employees outside of the United States as described in the Tax Considerations for International Employees set forth in Section 13 of the Offer to Exchange.

     We recommend that you consult your own tax and financial advisor with respect to the federal, state, provincial, local and foreign tax consequences of participating in the Option Exchange Program in your particular circumstances.

16.	How should I decide whether or not to participate in the Option Exchange Program?

     The decision to participate in the Option Exchange Program must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. It will also depend on the exercise price and vesting status of your current options.

17.	What does Handspring and Handspring's Board of Directors think of the Option Exchange Program?

     Our Board of Directors approved the Option Exchange Program, but neither Handspring nor our Board of Directors makes any recommendation as to whether you should participate in the Option Exchange Program. Members of our Board of Directors are not eligible to participate in the Option Exchange Program.

18.	What if my employment at Handspring ends between the date of this Offer to Exchange and the replacement grant date?

     Unless you are subject to an employment contract that provides to the contrary, your employment with Handspring is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. You cannot revoke your Election to Participate after 9:00 p.m., Pacific Time, on May 17, 2002. If your employment with Handspring or one of its subsidiaries is terminated by you or Handspring voluntarily, involuntarily or for any reason or no reason, before your new options are granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been issued on the replacement grant date. Therefore, if you are not an employee of Handspring or one of our subsidiaries from the date of this Offer to Exchange through the replacement grant date, you will not receive new options or any other consideration in exchange for your cancelled options.

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

19.	Which options can be cancelled?

     You may voluntarily elect to cancel one or more entire outstanding option(s) granted to you at any price. However, if you choose to participate in the Option Exchange Program, you must exchange any outstanding options granted to you on or after October 17, 2001, regardless of their exercise price.

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20.	Can I exchange either vested or unvested options?

     Yes, you may exchange any or all of your unexercised options, whether or not they are vested. However, you cannot exchange the unvested portion of an option without also exchanging the vested portion as well.

21.	Do I have to exchange an entire option or can I decide to cancel only a portion of an option?

     You may choose to cancel one unexercised option in its entirety and not cancel another. By way of example, if you have an option for 1,000 shares granted in May 2000 and another for 450 shares granted in March 2002, you could elect to cancel both, either or neither of these grants. You could not elect to cancel just 500 shares of the May 2000 grant, or any other partial cancellation of either option grant. You are permitted to exercise the vested portion of an option and tender the balance for exchange and cancellation; however, this must be completed before May 17, 2002.

22.	Can I exchange options that I have already completely exercised?

     No. If you exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not eligible for exchange under the Option Exchange Program.

23.	Can I exchange options that I have partly exercised, but still have some unexercised shares remaining?

     If you exercised an option in part, the remaining unexercised portion of the option may be exchanged under the Option Exchange Program. Options for which you have properly submitted an exercise notice prior to the date of the Option Exchange Program expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

24.	If my option is split between an incentive stock option and a nonqualified stock option because my original grant exceeded the $100,000 limit on incentive stock options, can I cancel one part of this option but not the other?

     You cannot cancel one part of an option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant.

25.	If I choose to participate in the Option Exchange Program, what will happen to my options that will be cancelled?

     If you elect to participate in the Option Exchange Program, then at 9:00 p.m., Pacific Time, on May 17, 2002, we will cancel all of your outstanding options that you have elected to cancel, plus any other options that were granted to you on or after October 17, 2001, regardless of their exercise price. These cancelled options will be returned to the 2000 Equity Incentive Plan and reserved and available for future option grants by Handspring.

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SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

26.	When will Handspring grant the new options?

     We will grant the new options on the replacement grant date. If we cancel options elected for exchange on May 17, 2002, the replacement grant date of the new options will be on or after November 18, 2002. It is our current intention to grant replacement options as close to November 18, 2002 as possible.

27.	How many option shares will I receive?

     Employees who participate in this program will receive a new option on the replacement grant date in exchange for each cancelled option. The number of shares covered by each new option will be equal to the number of shares covered by the cancelled stock option for which such option was exchanged, subject to adjustments for any stock splits, stock dividends and similar events occurring during the exchange period. Each new option will be granted under the 2000 Equity Incentive Plan pursuant to a new option agreement between you and Handspring. If you choose to cancel more than one option cancelled, you will have the same number of options following the replacement grant date. Separate cancelled options will not be consolidated into a single new option.

28.	What will the exercise price of the new options be?

     The exercise price of the new options will be the closing sales price of our common stock as reported on the Nasdaq National Market on the replacement grant date.

29.	If the exercise price on the new options is higher than it was on my old (cancelled) options, can I revert to my original grant with it’s original exercise price?

     No. Once your old options have been cancelled, it is not possible to regrant them. Because the replacement grant date is more than six months after the date we cancel the options accepted for exchange and the price of our stock on the stock market is volatile, the new options may have a higher exercise price than your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. You must carefully consider the exercise price of your existing options and your expectations of the future value of the stock.

30.	What will the vesting schedule of the new options be?

     For all outstanding options where the initial cliff period has been met (e.g. new hire options granted on or before May 17, 2001) and for all outstanding options without an initial cliff period (e.g. standard follow-on grants), the vesting of the replacement options will be as follows:

•	On the replacement grant date, the replacement option will be vested to the same degree that the cancelled option was vested on the option cancellation date. All vested shares on the replacement grant date will be immediately exercisable.

•	The unvested portion of the replacement option will vest in accordance with the vesting schedule of the cancelled option except there will be a six month cliff commencing on the replacement grant date. Following this six month cliff, the

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replacement option will become six months vested and then continue to vest on a monthly basis.

     For all outstanding options where the initial cliff period has not been met (e.g. new hire options granted after May 17, 2001), the vesting of the replacement options will be as follows:

•	The replacement option will have the same initial cliff period (such as the 12 month new hire cliff) as was applicable to the cancelled option.

•	On the replacement grant date, the amount of time accrued against the initial cliff period for the replacement option will be the same as the amount of time accrued against that initial cliff period for the cancelled option on the cancellation date.

•	If the initial cliff period is completed within six months after the replacement grant date:

•	The replacement option will first vest on the date the initial cliff period is completed. The number of shares vested will be equal to the same number of shares that would have vested under the cancelled option on that date. Such vested shares will be immediately exercisable.

•	Thereafter, the replacement option will continue to vest in accordance with the vesting schedule of the cancelled option except there will be a second cliff period commencing on the date the initial cliff period was completed and ending on the date that is six months after the replacement grant date. Following this second cliff period, the replacement option will have vested the same number of shares as would have vested under the cancelled option and then continue to vest on a monthly basis.

•	If the initial cliff period is completed six months or more after the replacement grant date, the replacement option will first vest on the date the initial cliff period is completed to the extent provided for in the cancelled option upon the completion of that cliff period and then continue to vest on a monthly basis.

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31.	Can I have an example?

     The following is a representative example for a hypothetical employee. Your situation is likely to vary in significant respects.

Assumptions:
Grant Date:	November 7, 2000
Shares subject to original stock option:	8,000
Original stock option exercise price:	$90.00
Original vesting schedule:	25% of the shares vest on November 7, 2001, and 1/48th (2.083%) of the shares vest monthly on the 7th of each month thereafter

Shares vested on the cancellation date:	3,000

New Option:
Replacement grant date:	On or about November 18, 2002
Hypothetical closing stock price on the
replacement grant date:	$5.00
Shares subject to new option:	8,000
Shares that would be vested on the
replacement grant date:	3,000
Shares vesting six months after the
replacement grant date:	1,000 (six months of vesting)
Shares vesting each month thereafter:	167

     Based on the assumptions above, for the sake of illustrating the Option Exchange Program, we would cancel your original stock option on May 17, 2002. On the replacement grant date, which we anticipate to be on or immediately after November 18, 2002, you would receive a new option for 8,000 shares. Based on the purely hypothetical stock price of $5.00 on that date, your new exercise price would be $5.00. Your new option would be vested with respect to 3,000 shares, with an additional 1,000 shares vesting six months after the replacement grant date and 167 shares vesting each month thereafter until the new option is fully vested.

32.	If my current options are incentive stock options, will my new options be incentive stock options?

     The new options will be incentive stock options to the extent permitted by applicable law.

33.	What will be the terms and conditions of the new options?

     The terms and conditions of the new options will be substantially the same as the cancelled options, except that the new options will have a new exercise price and modified vesting schedule. The new options will expire on the same expiration date as was applicable for the cancelled options.

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34.	Why won’t Handspring grant the new options immediately after cancelling the options accepted for exchange?

     An option exchange program needs to comply with specific accounting rules. If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings until these new options are exercised, cancelled or terminated. These rules are designed to ensure that companies and individuals seriously weigh the trade-offs and consequences of these types of programs. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record this compensation expense. Many companies with underwater stock options have implemented stock option exchange programs similar to Handspring’s.

35.	When will I see the new options at Salomon Smith Barney Benefit ACCESS® or E*TRADE OptionsLink?

     All employees can view their stock options on the Internet at E*TRADE OptionsLink (http://www.optionsline.com) or Salomon Smith Barney Benefit ACCESS® (http://www.benefitaccess.com). We anticipate that you will see your new stock options in your account within approximately one week of the replacement grant date. You will be required to sign and return your new option agreements before you will be able to exercise your new option(s).

36.	What happens if Handspring is subject to a change in control before the new options are granted?

     We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore assume the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your cancelled options if we are acquired before the replacement options are granted. In addition, the announcement of a change of control transaction regarding Handspring could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Option Exchange Program.

     We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our Board of Directors believes is in the best interest of our company and our stockholders.

37.	After the grant of my new options, what happens if I again end up “underwater”?

     We are implementing the Option Exchange Program at this time due to the stock market conditions that have affected many companies throughout the country. Therefore, this is intended to be a one-time offer and we do not expect to implement such a program again in the foreseeable future. As your stock options are valid for ten years, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is above the trading price of our common stock for some period of time after the grant date of the new options. However, we can provide no assurance as to the price of our common stock at any time in the future.

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HANDSPRING, INC.

OFFER TO EXCHANGE

April 18, 2002

INTRODUCTION

     Handspring, Inc. is offering to our employees the right to exchange all outstanding options to purchase shares of our common stock granted under the Plans for new stock options that we will grant under the 2000 Plan. If you wish to participate in the Option Exchange Program, you may elect to exchange any options. However, if you choose to participate in the Option Exchange Program, you must exchange all options granted to you on or after October 17, 2001. Members of our Board of Directors are not eligible to participate in the Option Exchange Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Election to Participate. Grants of new options will be made on the date of the first meeting of the Compensation Committee of Handspring’s Board of Directors held at least six months and one day from the date we cancel the options accepted for exchange. The Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange; however, you cannot elect to cancel and exchange only a part of an outstanding option. The Option Exchange Program is subject to conditions, which we describe in Section 6 of the Offer to Exchange.

     In order to receive the new option, you must still be employed with us on the replacement grant date. If you are an at-will employee, your election to participate in the Option Exchange Program does not in any way change your status. In addition, we cannot guarantee you that you will receive a new option in the Option Exchange Program if a change of control of Handspring occurs between the cancellation of your options and the replacement grant date.

     We are implementing the Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the Option Exchange Program will provide renewed incentives to our employees and that, for many employees, the exchange will create a better opportunity to potentially obtain value from their options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options for new options.

     As of April 18, 2002, options to purchase 28,562,289 shares of our common stock were issued and outstanding under the Plans. These options had exercise prices ranging from $0.0511 to $88.1250. Members of Handspring’s Board of Directors are not eligible to participate in the Option Exchange Program. All options we accept in this program will be canceled. The shares of common stock subject to those options cancelled pursuant to the Option Exchange Program will be returned to the pool of shares available for grants of new options under the 2000 Plan.

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all eligible outstanding options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the “expiration date”, as defined below, for new stock options to purchase common stock under the 2000 Plan. If your options are properly elected and accepted for exchange, you will be entitled to receive a new stock option to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you elected to cancel, subject to adjustments for any stock splits, stock dividends and similar events. The new option will be subject to the terms of the 2000 Plan, pursuant to a new option agreement between us and you.

     Any current employee of Handspring who holds stock options under the Plans is eligible to participate in the Option Exchange Program. Any employee whose employment with us has been terminated, whether voluntarily or involuntarily, is not eligible to participate in the Option Exchange Program, irrespective of the effective date of such termination.

     Members of Handspring’s Board of Directors are not eligible to participate in the Option Exchange Program.

     IF YOU ARE NOT AN EMPLOYEE OF HANDSPRING OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE YOUR OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE A NEW OPTION IN EXCHANGE FOR YOUR CANCELLED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTIONS IF YOU ARE NOT AN EMPLOYEE

FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

     Special considerations apply to employees outside of the United States as described in the Tax Considerations for International Employees set forth in Section 13 below.

     If you wish to participate in the Option Exchange Program, you may elect to cancel any options. However, if you choose to participate in the Option Exchange Program, you must cancel all options granted to you on or after October 17, 2001. If you elect to cancel an option, it must be cancelled as to all shares that are outstanding under the option grant. An option cannot be partially cancelled.

     The term “expiration date” means 9:00 p.m., Pacific Time, on May 17, 2002, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Option Exchange Program, in which event the term “expiration date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the expiration date.

     We will notify you of such action, and extend the expiration date for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

•	the amount of consideration offered for the options;

•	the number of options eligible to be elected for exchange in the Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Option Exchange Program immediately prior to the increase; or

•	the period in which you may participate in the Option Exchange Program by changing the date on which your right to participate is scheduled to expire to a date not earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

     For purposes of the Option Exchange Program, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

2.	PURPOSE OF THE OPTION EXCHANGE PROGRAM.

     We issued the options outstanding under the Plans to provide our employees an opportunity to acquire or increase their ownership stake in Handspring, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

     Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are implementing the Option Exchange Program to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and will maximize the value of our common stock for our current stockholders.

     Because of the number of options currently outstanding, a grant of additional options to all Handspring employees holding out-of-the-money options could be significantly dilutive to our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

     CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE TECHNOLOGY SECTOR AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

     Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we currently have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us (however, we may consider such matters from time to time);

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under the Plans or purchases made under our employee stock purchase plan) in an amount that is material to us; or

•	any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

     Neither we nor our Board of Directors makes any recommendation as to whether you should elect to participate in the Option Exchange Program, nor have we authorized any person to make any such recommendation. We urge you to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Option Exchange Program.

3.	PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

     Proper Exchange Of Options. To elect to participate in the Option Exchange Program, you must, in accordance with the terms of the Election to Participate that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the Election to Participate, or a facsimile of the same, along with any other required documents. Handspring Stock Administration must receive all of the required documents before the expiration date. If possible please hand deliver these documents to Handspring Stock Administration. Otherwise, you can deliver them by fax at (650) 230-5477 or by mail to Handspring, Inc., Stock Administration, 189 Bernardo Avenue, Mountain View, California 94043. Please allow sufficient time to ensure that we receive these documents on time.

     If Handspring Stock Administration does not receive your form by the deadline, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original price and terms.

     The method of delivery of all documents, including the Election to Participate and any other required documents, is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery.

     Determination Of Validity; Rejection Of Options; Waiver Of Defects; No Obligation To Give Notice Of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Stock Option Exchange Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes An Agreement. Your election to participate in the Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. Our acceptance for cancellation of the options elected for exchange by you pursuant to the Option Exchange Program will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Option Exchange Program.

     Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly elected options that have not been validly withdrawn.

4.	WITHDRAWAL RIGHTS.

     You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

     You have the right to withdraw the options you have elected to cancel at any time before 9:00 p.m. Pacific Time on May 17, 2002. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires.

     To withdraw options, you must deliver a written Notice of Withdrawal with the required information included, while you still have the right to withdraw the election to participate in the Option Exchange Program. We recommend that you hand deliver the Notice of Withdrawal. Otherwise you can send it by mail to Handspring, Inc., Stock Administration, 189 Bernardo Avenue, Mountain View, California 94043, or by facsimile to (650) 230-5477. A form of Notice of Withdrawal accompanies this Offer to Exchange. The Notice of Withdrawal must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn. Except as described in the following sentence, the option holder who has elected to participate in the Option Exchange Program (and who subsequently elects to withdraw his or her options from the Option Exchange Program) must sign the notice of withdrawal exactly as such option holder’s name appears on the option agreements. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to action such capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for participation in the Option Exchange Program, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

     Neither Handspring nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of this Offer to Exchange and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange on or prior to May 17, 2002 and accepted for exchange, you will be granted a new stock option on the replacement grant date, which will be on or after November 18, 2002. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted a new stock option on the date of a meeting of the Compensation Committee of the Board of Directors held at least six months and one day after the extended date.

     If we accept options you elect to exchange in the Option Exchange Program, you will be ineligible until after the replacement grant date for any additional stock option grants for which you might otherwise have been eligible before the replacement grant date. This allows us to avoid incurring a compensation expense because of accounting rules that could apply to these interim option grants as a result of the Option Exchange Program.

     Your new option will entitle you to purchase the same number of shares of our common stock that is equal to the number of shares subject to the options you elect to exchange, subject to adjustments for any stock splits, stock dividends and similar events.

     For all outstanding options where the initial cliff period has been met (e.g. new hire options granted on or before May 17, 2001) and for all outstanding options without an initial cliff period (e.g. standard follow-on grants), the vesting of the replacement options will be as follows:

•	On the replacement grant date, the replacement option will be vested to the same degree that the cancelled option was vested on the option cancellation date. All vested shares on the replacement grant date will be immediately exercisable.

•	The unvested portion of the replacement option will vest in accordance with the vesting schedule of the cancelled option except there will be a six month cliff commencing on the replacement grant date. Following this six month cliff, the replacement option will become six months vested and then continue to vest on a monthly basis.

     For all outstanding options where the initial cliff period has not been met (e.g. new hire options granted after May 17, 2001), the vesting of the replacement options will be as follows:

•	The replacement option will have the same initial cliff period (such as the 12 month new hire cliff) as was applicable to the cancelled option.

•	On the replacement grant date, the amount of time accrued against the initial cliff period for the replacement option will be the same as the amount of time accrued against that initial cliff period for the cancelled option on the cancellation date.

•	If the initial cliff period is completed within six months after the replacement grant date:

•	The replacement option will first vest on the date the initial cliff period is completed. The number of shares vested will be equal to the same number of shares that would have vested under the cancelled option on that date. Such vested shares will be immediately exercisable.

•	Thereafter, the replacement option will continue to vest in accordance with the vesting schedule of the cancelled option except there will be a second cliff period commencing on the date the initial cliff period was completed and ending on the date that is six months after the replacement grant date. Following this second cliff period, the replacement option will have vested the same number of shares as would have vested under the cancelled option and then continue to vest on a monthly basis.

•	If the initial cliff period is completed six months or more after the replacement grant date, the replacement option will first vest on the date the initial cliff period is completed to the extent provided for in the cancelled option upon the completion of that cliff period and then continue to vest on a monthly basis.

     Your new option will expire on the same expiration date as was applicable for the cancelled option.

     Unless you are subject to an employment contract that provides to the contrary, your employment with Handspring is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with Handspring or one of its subsidiaries is terminated by you or Handspring voluntarily, involuntarily, or for any reason or no reason, before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to any grant that would have been granted on the replacement grant date. If you are not an employee of Handspring or one of our subsidiaries from the date you elect to exchange options through the date we grant the new options, you will not be eligible to receive a grant of a new option in exchange for your cancelled options that have been accepted for exchange. You also will not receive any other consideration for your cancelled options if you are not an employee from the date you elect to participate in the Option Exchange Program through the date we grant the new options.

     In the event of a change of control of Handspring occurring before we issue the replacement options, to the extent the acquiring company agrees to assume other outstanding options of Handspring, we will require the acquiring company to assume the obligation to issue replacement options pursuant to the Option Exchange Program. The Option Exchange Program is designed such that employees with the right to receive replacement options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive a replacement option in the surviving entity provided that you remain continuously employed with Handspring and the acquiring company through the replacement grant date. The amount of shares subject to the new stock options grant you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option you receive may not cover the same number of shares as your cancelled option. The exercise price per share of the replacement options would be the closing price of the acquiring company’s stock on the replacement grant date.

     In the event of a sale of some of our assets such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue replacement options under the Option Exchange Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

     We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your cancelled options if we are acquired before the replacement options are granted. In addition, the announcement of a change of control transaction regarding Handspring could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Option Exchange Program.

     We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our Board of Directors believes is in the best interest of our company and our stockholders.

     For purposes of the Option Exchange Program, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the expiration date, we currently expect that your new option agreements will be mailed to you within three weeks of the replacement grant date. We anticipate that you will see your new options at Salomon Smith Barney Benefit ACCESS® (www.benefitaccess.com) or E*Trade OptionsLink (www.optionslink.com within one week of the new grant being made to you.

6.	CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

     Notwithstanding any other provision of the Option Exchange Program, we will not be required to accept any options submitted to us for cancellation and exchange, and we may terminate or amend the Option Exchange Program, or postpone our acceptance and cancellation of any options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after April 18, 2002 and prior to the expiration of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, we have determined prior to the expiration of this offer that the occurrence of such event or events makes it inadvisable for us to proceed with the Option Exchange Program or to accept and cancel options submitted to us for exchange:

(i)	any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Option Exchange Program, the acquisition of some or all of the options submitted to us for exchange pursuant to the Option Exchange Program, the issuance of new options, or otherwise relates in any manner to the Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Handspring or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the Option Exchange Program;

(ii)	any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the Option Exchange Program or Handspring or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue the new options for some or all of the options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the Option Exchange Program or otherwise relates in any manner to the Option Exchange Program;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

•	materially impair the benefits that we believe we will receive from the Option Exchange Program; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Handspring or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(iii)	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Handspring or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Stock Option Exchange Program;

•	in the case of any of the foregoing existing at the time of the commencement of the Stock Option Exchange Program, a material acceleration or worsening thereof; or

•	any decline in either the Nasdaq National Stock Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on April 18, 2002;

(iv)	there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Option Exchange Program;

(v)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group”, within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before April 18, 2002;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before April 18, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(vi)	any change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Handspring or our subsidiaries that, in our reasonable judgment, is or may be material to Handspring or our subsidiaries.

     The conditions to the Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Option Exchange Program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     Our common stock has been quoted on the Nasdaq National Market System under the symbol “HAND” since our initial public offering on June 21, 2000. The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the Nasdaq National Market:

	High	Low

Fiscal 2000
Fourth Quarter (from June 21, 2000)	$29.56	$22.38
Fiscal 2001
First Quarter	$81.25	$24.75
Second Quarter	99.31	30.25
Third Quarter	50.38	9.88
Fourth Quarter	18.35	4.60

	High	Low

Fiscal 2002
First Quarter	7.61	1.27
Second Quarter	7.74	1.13
Third Quarter	8.03	3.68
Fourth Quarter (through April 17, 2002)	4.77	3.00

     We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Option Exchange Program.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. We will issue new options to purchase common stock under the 2000 Plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the cancelled options, subject to adjustments for any stock splits, stock dividends and similar events. You cannot cancel one part of an option that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option. It cannot be separated for purposes of this program. The shares of common stock subject to options cancelled pursuant to the Option Exchange Program will be returned to the pool of shares available for grants of new options under the Plans. Options to purchase a maximum of approximately 28,538,126 shares will be granted under the Option Exchange Program, if the maximum number of eligible options are surrendered for cancellation.

     Terms Of New Options. The new stock options to be granted will be issued under the 2000 Plan. We will issue a new option agreement to each option holder who receives a new option on the replacement grant date. Except for the new exercise price and modified vesting schedule, the terms and conditions of the new options will be substantially the same as the cancelled options. The new options will expire on the same expiration date as was applicable for the cancelled options.

     The terms and conditions of current options under the Plans are set forth in the respective Plans and the stock option agreements you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by us and previously distributed to you. You may obtain copies of each of these prospectuses and the Plans as indicated below.

     Important Note: The statements in this Offer to Exchange concerning the Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the form of stock option agreements under the Plans.

     Please contact Handspring Stock Administration at stock@handspring.com or (650) 230-5398, to receive a copy of the Plans, prospectuses or forms of stock option agreements. We will promptly furnish you copies of these documents at our expense.

9.	INFORMATION CONCERNING HANDSPRING; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION.

Overview

     We are a leading provider of handheld computers. Our first major product, the Visor Deluxe, shipped in October 1999 and since that time we have shipped over two million units worldwide. Today we offer a full product family of Visor handheld computers for a broad range of markets and consumers.

     The Visor handheld computer is an electronic organizer that is enhanced by an open expansion slot, which we refer to as our Springboard platform, which provides a simple and easy method for adding hardware and software applications. Today, there are over 60 Springboard modules commercially available including: communication applications, such as a mobile telephone and a 802.11b wireless modem; productivity tools, such as expanded memory and powerful financial and graphing calculators; consumer applications, such as a MP3 player, a digital camera and a global positioning system receiver; and content, such as books and games.

     We believe that integrated wireless devices are the future of handheld computing and recognize that continued innovation in this area is critical to our future success. The challenge will be to combine software, hardware and communications functionality in compelling products that both meet the needs of wireless carriers and offer a superior experience to end user customers. To date, we have offered four types of wireless communication solutions. First, we brought to market VisorPhone, a compact Springboard module that combines GSM voice and data capabilities with the benefits of handheld computing. Second, through our acquisition of BlueLark Systems, we have made available to end users and licensed to other companies the Blazer Web browser that enables handheld computers to quickly access a wide range of Web sites, not just those designed for mobile content. Third, we have collaborated with third-party developers to introduce a broad array of wireless communication Springboard modules that offer email, Internet, instant messaging and voice capabilities. Fourth, in October 2001, we announced the Treo family of communicators that combine a mobile phone, wireless email, messaging, web browsing, and a Palm OS organizer. We plan to continue to invest in the development of the Treo family of communicators for both the consumer and enterprise markets.

     The address of our principal executive offices is 189 Bernardo Avenue, Mountain View, California 94043.

     Additional information about Handspring is available from the documents described in Section 16. The financial statements included in our annual report on Form 10-K for the fiscal year ended 2001 and our quarterly report on Form 10-Q for the quarter ended December 29, 2001 are incorporated herein by reference. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at www.sec.gov.

Selected Financial Data

     The following table summarizes certain of our consolidated financial data.

	Year Ended		Nine Months Ended

	June 30,	July 1,	March 30,	March 31,
	2001	2000	2002	2001

	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$370,943	$101,937	$191,641	$309,953

Cost and operating expenses:
Costs of revenue	292,311	69,921	168,934	212,207
Research and development	23,603	10,281	19,318	16,786
Selling, general and administrative	145,132	42,424	66,679	107,479
In-process research and development	12,225	—	—	12,225
Amortization of deferred stock compensation and intangibles	32,830	40,077	16,476	24,911

Total costs and operating expenses	506,101	162,703	271,407	373,608

Loss from operations	(135,158)	(60,766)	(79,766)	(63,655)
Interest and other income, net	12,195	675	4,520	7,109

Loss before taxes	(122,963)	(60,091)	(75,246)	(56,546)
Income tax provision	3,000	200	950	2,250

Net loss	$(125,963)	$(60,291)	$(76,196)	$(58,795)

Basic and diluted net loss per share	$(1.21)	$(1.77)	$(0.61)	$(0.58)

Shares used in calculating basic and diluted net loss per share	103,896	34,015	124,568	101,402

	June 30,	July 1,	March 30,
	2001	2000	2002

Balance Sheet Data:
Cash, cash equivalents and investments	$201,760	$199,212	$159,385
Working capital	48,670	182,662	61,852
Total assets	253,235	230,472	212,768
Long-term liabilities, less current portion	—	57	—
Total stockholders’ equity	145,202	194,229	134,680

Factors That You Should Consider When Making Your Decision

     In addition to the risks described under the caption “Factors that May Affect Future Results” in our annual report on Form 10-K for the fiscal year ended June 30, 2001, filed with the Securities and Exchange Commission on September 28, 2001 and our quarterly report on Form 10-Q for the fiscal quarter ended December 29, 2001, filed with the Securities and Exchange Commission on February 12, 2002, you should carefully consider the risks and uncertainties described below and the other information in this Offer to Exchange before deciding whether to participate in the Option Exchange Program. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at www.sec.gov.

     The value of our common stock fluctuates significantly, which could result in an exercise price for your replacement option that is the same as or greater than your existing option. The market price of our common stock has been highly volatile, has been or could be affected by factors such as the announcement of new products or product enhancements by us or our competitors, technological innovation by us or our competitors, quarterly variations in our or our competitors’ results of operations and announcements of expected future results, changes in prices of our or our competitors’ products and services, changes in revenue and revenue growth rates for us as a whole or for specific geographic areas, business units, products or product categories, changes in the level of demand for our product and general market conditions or market conditions specific to particular industries. As a result, the exercise price of the option received under the Option Exchange Program may be greater than the exercise price of your current option. In addition, the announcement of a change of control transaction regarding Handspring could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Option Exchange Program.

     If you are not employed by Handspring on the replacement grant date, you will not receive a replacement option. In order to receive new options in exchange for your cancelled options you must be employed by Handspring on the replacement grant date. If you elect to participate in the Option Exchange Program and are no longer employed by Handspring on the replacement grant date, you will not receive new options or any other consideration in exchange for your cancelled options, including any shares subject to those options that may be vested at the time of cancellation.

     If there is a change of control of Handspring, you may not receive a replacement option. In the event of a change of control of Handspring occurring before the replacement grant date, we cannot guarantee that the acquiring company would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your cancelled options if there is a change of control of Handspring before the replacement grant date, even if you are vested with respect to some or all of the option at this time. In addition, the announcement of a change of control transaction regarding Handspring could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Option Exchange Program.

     If you have incentive stock options, the replacement option may be subject to different tax treatment. Options granted under the Option Exchange Program will be incentive stock options to the extent permitted by applicable law. If the new options are not incentive stock options, they will be nonqualified stock options. No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. However, unlike an incentive stock option, which you may now hold, the optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     The names of the members of the Board of Directors and executive officers of Handspring and their positions and offices as of April 18, 2002 are set forth below:

Name	Position

Donna L. Dubinsky	President, Chief Executive Officer and Chairman of the Board of Directors
Jeffrey C. Hawkins	Chief Product Officer and Director
Edward T. Colligan	Chief Operating Officer
Bernard J. Whitney	Chief Financial Officer
Celeste Baranski	Vice President, Engineering
Michael Gallucci	Vice President, Worldwide Manufacturing
David G. Pine	Vice President, General Counsel and Secretary
Gregory Woock	Vice President, North American Sales
Kim B. Clark	Director
L. John Doerr	Director
Bruce W. Dunlevie	Director
William E. Kennard	Director
Mitchell E. Kertzman	Director

     The address of each member of the Board of Directors and executive officer is c/o Handspring, Inc., 189 Bernardo Avenue, Mountain View, California 94043.

     As of April 18, 2002, our executive officers and Board of Directors (13 persons) as a group held options to purchase a total of 7,209,580 shares of our common stock. These options represented approximately 25.2% of the shares subject to all Handspring options outstanding under our stock option plans as of that date. Please see the definitive proxy statement for our 2001 annual meeting of stockholders, filed with the Securities and Exchange Commission on September 28, 2001, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of September 17, 2001. Agreements with our executive officers and members of our Board of Directors are described or filed in our filings with the Securities and Exchange Commission, including our quarterly and reports. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at www.sec.gov.

     There were no stock and stock option transactions involving our executive officers or Board of Directors within the 60 days before the commencement of the Option Exchange Program. None of the members of our Board of Directors are eligible to participate in the Option Exchange Program.

11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE STOCK OPTION EXCHANGE PROGRAM.

     The shares of common stock subject to those options cancelled pursuant to the Option Exchange Program will be returned to the pool of shares available for grants of new options under the Plans.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Option Exchange Program because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange.

     Further, the exercise price of all new options will equal the closing market price of the common stock on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date).

     If we were to grant any options before the scheduled replacement grant date to any option holder electing to cancel options, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would be amortized over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

     Except as noted below, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Option Exchange Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Option Exchange Program to accept options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.	MATERIAL TAX CONSEQUENCES.

     The following is a general summary of the material consequences of the exchange of options pursuant to the Option Exchange Program. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

     United States Federal Income Tax Consequences Of Options. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. If you exchange your options for new options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new options are granted. With regard to the new options, the tax aspects of such options will be the same as any other grant of options. If you do not participate in the Option Exchange Program, we do not believe that any of the terms of your eligible incentive stock options will change. However, it is possible that the Internal Revenue Service could decide that your right to exchange your incentive stock options under the Offer to Exchange is a “modification” of your incentive stock options, even though you will not have exchanged the options. A successful assertion by the IRS that an option is modified could extend the option’s holding period to qualify for favorable tax treatment and cause a portion of the incentive stock option to be treated as a nonqualified stock option.

     Options granted under the Option Exchange Program will be incentive stock options to the extent permitted under applicable law. An incentive stock option is a stock option that satisfies the requirements of Section 422 of the Internal Revenue Code. A nonqualified stock option is a stock option that is not intended to meet these requirements. The federal income tax treatment for the two types of options is as follows:

     Incentive Stock Options. No taxable income is recognized by an optionee upon the grant of an incentive stock option. In addition, no taxable income is recognized at the time of exercise, except that the excess of the fair market value of the purchased shares on the exercise date over the aggregate exercise price is includable in alternative minimum taxable income. To the extent that the exercise price of your new option is lower than the exercise price of your cancelled option, your potential alternative minimum taxable income may be increased. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise disposed.

     If the optionee holds the stock acquired upon exercise of an incentive stock option for one year after the date the option was exercised and for two years after the date the option was granted, the optionee generally will realize capital gain or loss, rather than ordinary income or loss, upon disposition of these shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the incentive stock option shares. If the optionee disposes of these shares prior to the expiration of either required holding period, which is called a disqualifying disposition, then gain realized upon the disposition, up to the difference between the fair market value of the shares on the date of exercise, or, if less, the amount realized on a sale of the shares, and the option exercise price, generally will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the shares were held by the participant. Because this is a grant of a new option, the holding periods for incentive stock option tax treatment will start over beginning on the replacement grant date.

     If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction for the taxable year in which the disposition occurs equal to the excess of the fair market value of the shares on the date the option was exercised over the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

     Nonqualified Stock Options. No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. However, unlike an incentive stock option, the optionee will, in general, recognize ordinary income in the year in which the nonqualified stock option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

     We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction will in general be allowed for the taxable year of Handspring in which the ordinary income is recognized by the optionee.

     Tax Considerations for International Employees. The following is a general summary of the tax consequences of the cancellation of Existing Options and grant of Replacement Options under the Option Exchange Program for Handspring employees residing outside of the United States. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all Handspring option holders considering participating in the Option Exchange Program to consult with their own tax or financial advisors.

     Canada. The tax consequences of an option exchange in Canada is uncertain, but not likely to result in tax liability. It is possible that the Canada Customs and Revenue Agency might treat the exchange as (i) a tax-neutral exchange of employee stock options, (ii) two separate transactions (i.e., a tax free tender of your Existing Options, followed by a tax free grant of new and unrelated Replacement Options), or (iii) a taxable exchange of employee stock options.

     France. We do not believe that you will be subject to tax as a result of the exchange of an Existing Option for a Replacement Option. However, if you elect to participate in the Option Exchange Program, your Replacement Options will be subject to exercise restrictions which do not apply to your Existing Options. Your Existing Options may be exercised as they vest, but upon exercise Handspring would be required to pay social security contributions of up to 45% of the “spread” upon exercise (i.e. the difference between the fair market value of the underlying shares at exercise and the exercise price) and you would be subject to adverse tax consequences as well. In order for a stock option to qualify for more favorable tax treatment, an option may not be exercisable until four years after the date of grant. If you choose to participate in the Option Exchange program and therefore receive Replacement Options at a potentially lower exercise price, your Replacement Options will be subject to this four year restriction on exercisability.

     Germany. We do not believe that you will be subject to tax as a result of the exchange of an Existing Option for a Replacement Option.

     Mexico. We do not believe that you will be subject to tax as a result of the exchange of an Existing Option for a Replacement Option.

     Netherlands. While there is some uncertainty as to the tax treatment of an option exchange in the Netherlands, we do not believe that you will be subject to tax as a result of the exchange of an Existing Option for a Replacement Option.

     Singapore. Singapore Tax law is unclear as to the tax consequences of an option exchange. There is some risk that the option exchange may be treated as a taxable event.

     Switzerland. We do not believe that you will be subject to tax as a result of the exchange of an Existing Option for a Replacement Option.

     United Kingdom. We do not believe that you will be subject to tax as a result of the exchange of an Existing Option for a Replacement Option. However, if you elect to participate in the Option Exchange Program, your liability for National Insurance Contributions (“NIC”) may increase. With your Existing Options, NIC liability is owed by both Handspring and you based on the “spread” upon exercise (i.e. the difference between the fair market value of the underlying shares at exercise and the exercise price). New legislation has been enacted which allows an employer to transfer the employer’s NIC liability on stock option gains to employees. If you choose to participate in the Stock Option Exchange program and therefore receive Replacement Options at a potentially lower exercise price, you will assume Handspring’s NIC liability on the exercise of the Replacement Options by making an election to that effect with the United Kingdom tax authorities prior to the grant of the Replacement Options. However, because we anticipate granting your replacement option under a “qualified plan,” no NIC will be due on stock options with an aggregate exercise price (i.e. the exercise price multiplied by the number of shares outstanding) of less than £30,000.

     We recommend that you consult your own tax advisor with respect to the federal, state, provincial, local and/or foreign tax consequences of participating in the Option Exchange Program in your particular circumstances.

14.	EXTENSION OF THE OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

     We also expressly reserve the right, in our sole discretion, prior to the expiration date, to terminate or amend the Option Exchange Program and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Option Exchange Program.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Option Exchange Program in any respect.

     Amendments to the Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Option Exchange Program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

     If we materially change the terms of the Option Exchange Program or the information concerning the Option Exchange Program, or if we waive a material condition of the Option Exchange Program, we will extend the expiration date. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the expiration date following a material change in the term of the Option Exchange Program or information concerning the Option Exchange Program will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you of such action, and we will extend the deadline to participate in the Option Exchange Program for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

•	the amount of consideration offered for the exchanged options;

•	the number of options eligible to be elected for exchange in the Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Option Exchange Program immediately prior to the increase; or

•	the period in which you may participate in the Option Exchange Program, provided that the date on which your right to participate is scheduled to expire will not be changed to a date earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15.	FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to the Option Exchange Program.

16.	ADDITIONAL INFORMATION.

     We recommend that, in addition to this Offer to Exchange and Election to Participate, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to participate in the Option Exchange Program:

•	our annual report on Form 10-K for the fiscal year ended June 30, 2001, filed with the Securities and Exchange Commission on September 28, 2001;

•	our quarterly report on Form 10-Q for the fiscal quarter ended December 29, 2001, filed with the Securities and Exchange Commission on February 12, 2002;

•	the definitive proxy statement for our 2001 annual meeting of stockholders, filed with the Securities and Exchange Commission on September 28, 2001;

•	the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on May 30, 2000, including any amendments or reports we file for the purpose of updating that description; and

•	all documents subsequently filed by us, during the pendency of the Offer to Exchange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

     The Securities and Exchange Commission file number for all of these filings is 000-30719. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission located in its offices at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol “HAND”, and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

Nasdaq Operations 1735 K Street, N.W. Washington, D.C. 20006

     We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Handspring, Inc. Stock Administration 189 Bernardo Avenue Mountain View, California 94043

     You may also make a request by telephone at (650) 230-5398 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Handspring should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS.

     We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should participate in the Option Exchange Program. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Option Exchange Program other than the information and representations contained in this document or in the accompanying Election to Participate. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Handspring, Inc.	April 18, 2002

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